UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  May 19, 2010
(Date of earliest event reported)

HAUPPAUGE DIGITAL INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-13550	11-3227864
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

91 Cabot Court, Hauppauge, New York  11788
(Address of Principal Executive Offices)   (Zip Code)

Registrant's telephone number, including area code: (631) 434-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

G	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

G	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

G	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

G	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

To the extent applicable to this Item, the information set forth under Item 8.01 is hereby incorporated herein by reference thereto.

Item 8.01.	Other Events.

On May 24, 2010, Hauppauge Digital Inc. (the “Company”) received written notification (the “May 24 Notice”) from The Nasdaq Stock Market (“Nasdaq”) that the Company has regained compliance with Nasdaq Listing Rule 5450(a)(1) (the “Rule”), which requires that the Company maintain a minimum closing bid price of $1.00 per share for continued listing on The Nasdaq Global Market.  The closing bid price of the Company’s common stock was at or above $1.00 per share for the ten consecutive business days ending on May 21, 2010.

As previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on November 23, 2009, on November 18, 2009 the Company received a notice from Nasdaq (the “November 18 Notice”) indicating that the Company was not in compliance with the $1.00 minimum closing bid price requirement for continued listing on The Nasdaq Global Market, as set forth in the Rule.  In accordance with Nasdaq Rule 5810(c)(3)(A), the Company was provided 180 calendar days, or until May 17, 2010, to regain compliance with the Rule.  In the November 18 Notice, Nasdaq indicated that, if at any time during this 180 calendar day period the minimum closing bid price was $1.00 or more per share for at least ten consecutive trading days, Nasdaq would provide confirmation that the Company had regained compliance with the Rule.  On May 19, 2010, Nasdaq notified the Company that it had not regained compliance with the Rule, and that as a result the Company’s securities would be delisted from The Nasdaq Global Market.  The May 24 Notice states that, as a result of the Company having satisfied the minimum closing bid price requirement for the ten consecutive business days ending on May 21, 2010, the Company has regained compliance with the Rule and that this matter is now closed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAUPPAUGE DIGITAL INC.

Date: May 25, 2010	By:	/s/ Gerald Tucciarone
Gerald Tucciarone
Chief Financial Officer